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                                                                   EXHIBIT 10.14

                          PROPERTY MANAGEMENT AGREEMENT

         This MANAGEMENT AGREEMENT ("Agreement") is effective as of November 5, 1999, between Corporate Enterprise, Inc, a California corporation ("Owner") and William Lyon Homes, Inc., a California corporation ("Manager").

                                    RECITALS

         1. Owner is the record owner of directly, or holds a majority and controlling interest in the record owner of, certain real properties described on SCHEDULE A attached hereto (a "Property" or the "Properties").

         2. Owner desires to engage Manager to manage, develop, market and operate the Properties.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of their promises herein, Owner and Manager agree as follows:

                             ARTICLE 1. PROPERTIES

         1.1. PROPERTIES. The Properties are listed, described and identified on SCHEDULE A. SCHEDULE A describes the nature of the rights of Owner with respect to each Property, whether as the owner or otherwise. and also sets forth the Management Fee payable (in accordance with Article 12) to the Manager with respect to each Property.

         1.2. TERMINATION ON SALE. At Manager's option, this Agreement shall terminate automatically and immediately as to any Property upon (i) the sale thereof by Owner, (ii) termination of Owner's rights in such Property, or (iii) the judicial or non-judicial foreclosure of a lien encumbering such Property. In the event of termination, Manager shall be entitled to receive a pro-rata portion of the Management Fee earned by Manager in fulfilling its duties hereunder less any payments made prior to the date of termination of this Agreement.

         1.3. ENGAGEMENT. Owner hereby engages Manager as property manager to render all usual and customary property and project management services necessary or incidental to the management and development of the Properties and the related financial affairs of Owner, all as more fully described herein, and Manager hereby accepts such engagement. In this connection, Manager hereby represents to Owner that Manager is generally familiar with the business of developing residential real property and managing such property and has reviewed and is familiar with Owner's business, the Business Plan (described herein), and the Properties.

         1.4. COMPENSATION. In addition to the reimbursement of costs as provided in Section 8 of this Agreement, Manager shall be paid by Owner a management fee of three per cent (3%) of the gross sales.


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                       ARTICLE 2. COMMENCEMENT DATE; TERM

         Manager's duties and responsibilities under this Agreement shall begin on (a) if Owner has not yet acquired direct title to the Properties or a majority or controlling interest in the entity that will acquire the Properties, the date that Owner acquires title to the Properties, or (b) if Owner has already acquired title to the Properties or a majority or controlling interest in the entity that owns the Property, the date first set forth above. Manager's duties and responsibilities under this Agreement shall continue until terminated as provided herein.

                     ARTICLE 3. MANAGER'S RESPONSIBILITIES

         3.1. MANAGEMENT. Manager shall manage, develop, operate and maintain the Properties in an efficient and professional manner. Manager shall act in a fiduciary capacity with respect to the proper protection of and accounting for Owner's assets covered by this Agreement. In this capacity, Manager shall deal at arms length with all third parties and Manager shall serve Owner's interests at all times.

         3.2. INDEPENDENT CONTRACTOR. This Agreement is not one of agency by Manager for Owner but one by which Manager shall be engaged independently, for the business of managing properties on its own behalf, as an independent contractor. All employment arrangements are therefore solely its concern and Owner shall have no liability with respect thereto. Notwithstanding Manager's status as an independent contractor, Manager shall be agent of Owner for the limited purpose of entering into certain contracts which this Agreement provides shall be in the name of Owner.

         3.3. PERSONNEL. Manager shall have in its employment at all times a sufficient number of qualified employees to enable it to professionally, adequately, safely and efficiently manage, operate, maintain, and account for each Property. All matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees are the responsibility of Manager, which is in all respects the employer of such employees. Manager shall fully comply with all applicable laws and regulations having to do with workman's compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects. Manager represents that it is and will continue to be an equal opportunity employer in compliance with all applicable employment laws.

         Manager shall provide on-site personnel who shall be engaged in the direct development or management of each Property subject to this Agreement ("On-Site Personnel"). On-Site Personnel include, but are not limited to, superintendents, assistant superintendents, laborers, sales personnel, hosts/hostesses, and customer service personnel and others who work "on-site" at a Property or primarily spend their time in the field at one or more of the Properties.

         Manager shall also provide and retain sufficient additional personnel to manage the Properties and Owner's related financial affairs at one or more off-site locations where Manager may maintain offices ("Off-Site Personnel").


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         3.4. COMPLIANCE WITH LAWS. Manager shall be responsible for full compliance with federal, state and municipal laws, ordinances, regulations and orders relative to each Property. Manager shall promptly remedy any violation of any such law, ordinance, rule, regulation or order which comes to its attention. Expenses incurred because of Manager's gross negligence or willful misconduct will not be reimbursed from an Operating Account (as hereinafter defined).

         Manager shall be responsible for assisting Owner to be in full compliance with all terms and conditions contained in any loan agreement, mortgage, deed of trust or other security instruments affecting a Property, provided, however, Manager shall not be required to make any payment or incur any liability on account thereof.

         3.5. MANAGER'S DUTIES. Subject to Owner's approval, Manager will supervise and oversee;

              (a) Negotiation with lenders and other sources of capital and financing, and the providing of information to such lenders during negotiation and following loan origination.

              (b) Financial reporting necessary to comply with applicable ownership and loan agreements, including annual and quarterly reports and the maintenance of adequate accounting and computer software systems and related services in connection therewith.

              (c) Analysis and preparation of business plans and operating projections and budgets, as required by all loan agreements of Owner and by Sections 3.6 and 3.7 below.

              (d) At Owner's expense, acquisition and maintenance of all completion bonds and/or other surety bonds (collectively "Bonds") reasonably and customarily required by lenders, public entities or other interested parties in connection with the construction of improvements on the Buildout Properties, or required by any loan agreement between Owner and its lenders. The acquisition and maintenance of any bonds shall be in the name of Owner when possible, but may be in the name of Manager if certain requirements for obtaining such bonds disqualify Owner from obtaining them in its own name. In the event Manager must obtain a Bond for Owner under Manager's name, Manager shall provide a copy or description of such Bond to Owner.

              (e) Preparation of tax projections and compliance with requirements of relevant taxing authorities, including employment of outside accountants, legal counsel, and tax consultants.

              (f) Maintenance of financial controls and compliance with applicable financial reporting requirements.

              (g) Management and reporting of the accounts payable of Owner.


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              (h) Submission of loan draw requests and disbursement of loan ftinds under loan agreements or any other credit arrangement of Owner.

         3.6. BUSINESS PLAN. At such time as Owner shall request, Manager shall prepare a "Business Plan" for each Property or Project, setting forth Manager's assessments, goals, projections and other data with respect to the Property or any Project.

         3.7. APPROVED BUDGETS. Based on the appropriate Business Plan and other criteria provided by Owner or deemed relevant by Manager, Manager shall prepare and submit to Owner a proposed budget ("Budget") for the promotion, operation, development and buildout, sale and disposition, and repair and maintenance of each Property or Project for the calendar year beginning with the date the Business Plan is first requested.

         The Owner will consider the proposed Budgets and then will consult with Manager in order to agree on an "Approved Budget" for each Property or Project. Each Approved Budget agreed to by Owner and Manager will be dated and signed to indicate its having been approved.

         Manager will employ all reasonable efforts to ensure that the actual costs of developing, maintaining and operating each Property or Project shall not exceed the approved Budget pertaining thereto either in total or in any one accounting category. All expenses must be charged to the proper account as specified in the Approved Budget for the Property or Project and no expense may be classified or reclassified for the purpose of avoiding an excess in an Approved Budget specified amount for an accounting category. Manager shall secure Owner's prior written approval for any expenditure that will result in an increase in that item in the Approved Budget by more than five percent (5%) or such other amount as Owner and Manager may specify from time to time.

         As early as possible, Manager shall inform Owner of any major increases in costs and expenses that were not foreseen during the budgeting process period and thus were not reflected in an Approved Budget.

         3.8. REVENUES. In accordance with each Business Plan, Manager shall use diligent efforts to market and sell homes, lots or other units.

         3.9. LITIGATION. Manager shall have no authority to commence a lawsuit against a homebuyer, subcontractor, material provider or any other party without Owner's consent.

         3.10. COMPETITIVE PRICING. Manager shall make every reasonable effort to obtain competitive market pricing from all subcontractors and suppliers for repairs, capital improvements, goods and services.

         3.11. REPAIRS; WARRANTIES. Manager shall attend to the making and supervision of all warranty, ordinary and extraordinary repairs, decorations and alterations subject to the limits of the approved Operating Budget (defined below) for the applicable Property.

         3.12. THIRD PARTY CONTRACTS. Manager shall not enter into any contract for developing, maintaining, repairing or servicing any Property or any of the constituent parts


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of any Property that is not specified in an Approved Budget without Owner's prior consent. As a condition to obtaining such consent, if requested, Manager shall supply Owner with a copy of the proposed contract and shall state to Owner the relationship, if any, between Manager (or the person or persons in control of Manager) and the party proposed to supply such goods or services, or both.

         Except as expressly stated otherwise in this Agreement, all third party contracts shall: (a) be in the name of Manager, (b) be assignable, at Owner's option, to Owner or Owner's nominee, (c) if appropriate, include a provision for cancellation thereof without penalty by Owner or Manager upon thirty (30) days written notice, (d) shall require the contract provider to deliver appropriate lien releases in accordance with Section 3262 of the California Civil Code upon payment or as otherwise reasonably required by Owner or Manager following partial payment, and (e) shall require that all contractors provide evidence of sufficient insurance.

         3.13. TAXES, MORTGAGES. Manager shall obtain and verify bills for real estate and personal property taxes, improvement assessments and other like charges which are or may become liens against each Property and recommend payment or appeal as it may decide in its reasonable judgment. Provided Owner has the funds, Manager shall pay such bills before delinquency and shall forward proof of payment to Owner.

         3.14. ADVERTISING. Manager shall prepare or cause to be prepared advertising plans and promotional material to be used to market homes, lots or other units within a Property or Project. Such plans or advertising material shall only be used if approved in advance by Owner, and in conformance with such approval. Advertising and promotional material shall be prepared in full compliance with federal, state and municipal laws, ordinances, regulations and orders.

         3.15. DEVELOPMENT AND BUILDOUT. Manager's duties and responsibilities with respect to Buildout Properties shall include, but not be limited to, the following:

              (a) Acting as a construction manager in the supervision and management of development and construction, including:

                  (i) assisting Owner in the preparation of building, grading, landscape, street improvement and utility plans for any Buildout Property or Project;

                  (ii) Coordination of development and construction under contracts between Owner and others as subcontractors within the parameters of Approved Budgets;

                  (iii) monitoring all Approved Budgets and other construction budgets and cost accounting;

                  (iv) obtaining necessary building permits and other governmental approvals;

                  (v) obtaining necessary bonds, set asides or other security required by governmental agencies;


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                  (vi) preparation and submission of loan draw requests and
         payment and disbursement of loan draw funds, on behalf of Owner, with respect to all draws, fees and progress payments to contractors, suppliers and other providers of construction services or materials and the receipt of appropriate mechanics' and materialman's lien, releases and other releases;

                  (vii) coordination of inspections;

                  (viii) obtaining certificates of occupancy; and

                  (ix) managing warranty work and punch list items.

              (b) Marketing of units or lots within a Property, including:

                  (i) acting as a real estate broker or engaging the services of real estate brokers to sell units or lots or other portions of each Property at commission rates established by Owner and Manager from time to time;

                  (ii) preparing all advertising and promotional materials and constructing and decorating model homes or units;

                  (iii) assisting Owner in the setting of sales prices for units, homes, lots or other portions of each Property; and

                  (iv) processing all escrows for sales of units, homes, lots or other portions of each Property, the collecting and distribution to Owner of all net sales proceeds, after payment of lender required release prices, closing costs, the Management Fee and other amounts due or payable.

              (c) Payment from funds of all debt service, and all other invoices, bills and obligations relating to a Property.

              (d) Without being responsible for any amounts due thereunder, assisting Owner in the compliance with all loan agreements with the lender(s) of Owner and related loan and security documents entered into or assumed by Owner applicable to the Properties, including, without limitation, compliance with all loan disbursement requirements and conditions.

                              ARTICLE 4. INSURANCE

         4.1. OWNER'S INSURANCE OBLIGATIONS.

              (a) Owner, at its expense, will obtain and keep in force adequate insurance against physical damage (e.g., fire with extended coverage endorsement, boiler


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and machines, etc.) and, a) Comprehensive General Liability with Combined Single
Limit Bodily injury/ Property Damage per occurrence $1,000,000 or b) Commercial General Liability with the following limits i) each Occurrence Limit $1,000,000
ii) Personal Advertising Injury Limit$1,000,000 iii) Products Completed Operations Aggregate Limit $1,000,000 iv) General Aggregate Limit (Other than Products-Completed Operations) $1,000,000.

              (b) Both policy forms must include: i) Premises and operations with no x, c or u exclusions, ii) Products and completed operations coverage,
iii) Blanket Contractual coverage with Employee Exclusion deleted, iv) Broad Form Property Damage including completed operations or its equivalent, v) An endorsement naming Manager as additional insured, vi) an endorsement stating:
"Such Coverage as is afforded by this policy for the benefit of the additional insured is primary and any other coverage maintained by such additional insured shall be non-contributing with the coverage provided under the policy," and vii) coverage on an "occurrence" form.

              (c) Owner agrees to maintain this coverage for a minimum of one
(1) year following completion of the Projects and to continue to name Manager as Additional Insured(s) for the entire one (1) year period.

              (d) Other Requirements.

                  (i) All policies must contain an endorsement affording an unqualified thirty (30) days notice of cancellation to the Manager in the event of cancellation of coverage.

                  (ii) Certificates of Insurance with the required endorsements evidencing the coverage must be delivered to the Manager prior to commencement of any services under this Agreement.

                  (iii) If the Owner fails to secure and maintain the insurance required in Section 4.1 of this Agreement, Manager shall have the right (without any obligation to do so, however) to secure same in the name and for the account of the Owner in which event the Owner shall pay the costs thereof and furnish upon demand all information that may be required in connection therewith. If Owner fails to secure and maintain the insurance required in Section 4.1 of this Agreement, the Manager shall be entitled to terminate this Agreement with twenty four (24) hours notice.

         4.2. ADDITIONAL INSURANCE REQUIREMENTS Manager agrees to:

            (a) notify Owner and the insurance carrier within the time period required by any policy (and in any case Manager shall promptly notify Owner) after Manager receives notice of any such loss, damage or injury;


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            (b) take no action which might bar Owner from obtaining any protection afforded by any policy Owner may hold or which might prejudice Owner in its defense to a claim based on such loss, damage or injury; and

            (c) give Owner the exclusive right, as between Manager and Owner at its option, to conduct the defense to any claim, demand or suit within limits prescribed by the policy or policies or insurance.

         Manager shall furnish whatever information is required by Owner for the purpose of establishing the placement of insurance coverages and shall aid and cooperate in every reasonable way with respect to such insurance and any loss hereunder. If available, Owner shall include in its hazard policy covering each Property, personal property, fixtures and equipment located thereon, and Manager shall include in any fire policies for its furniture, furnishing or fixtures situated at each Property, appropriate clauses pursuant to which the respective insurance carriers shall waive all rights of subrogation with respect to losses payable under such policies.

         4.3. ADDITIONAL INSURANCE. Manager must furnish a certificate evidencing workers' compensation insurance in a form acceptable to Owner. The workers' compensation insurance certificate shall have attached thereto an endorsement that Owner will be given at least thirty (30) days prior written notice of cancellation of or any material change in such policy. Owner will not reimburse Manager for Manager's cost of any such insurance specified in this
Section 4.4, or for any and all coverages that Manager obtains for its own account.

         4.4. SUBCONTRACTOR'S INSURANCE. Manager shall require that all subcontractors that enter a Property have insurance coverage at the subcontractor's expense, in the following minimum amounts (subject to changes as Owner may from time to time require):

              (a) Workers' Compensation - Statutory Amount

              (b) Employer's Liability (in those states where it is required) - Statutory Amount

              (c) Comprehensive General Liability

                  (i) $1,000,000 Bodily Injury per person $1,000,000 Per
                       occurrence, and $500,000 Property Damage

                       or

                  (ii) $1,000,000 Combined Single Limit

         Manager must obtain the Owner's permission to waive any of the above requirements. Limits and amounts shall be as designated in an Approved Budget or by Owner from time to time. Manager shall obtain and keep on file certificates of insurance evidencing the compliance by subcontractors of the foregoing requirements.


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         4.5. INDEMNITY. At Owner's sole expense, Owner (to the fullest extent permitted by applicable law) shall indemnify, hold harmless, protect, and at the Manager's request (and through legal counsel acceptable to the Manager) shall defend the Manager and each of its officers, directors, affiliates, employees, representatives and agents, from and against any and all legal proceedings, judgments, claims, losses, damages, costs and expenses, including reasonable attorneys' fees, of whatever kind or character ("Claims"), including without limitation Claims related to or arising from the death or bodily injury to persons or injury or damage to any property, including the loss of use thereof, arising from, in whole or in part, the performance of this Agreement by Manager, its officers, directors, affiliates, employees, representatives and agents, except for Claims arising solely our of Manager's wilful misconduct or gross negligence.

                ARTICLE 5. FINANCIAL REPORTING AND RECORDKEEPING

         5.1. BOOKS OF ACCOUNTS. Manager, in the conduct of its responsibilities to Owner, shall maintain on behalf of Owner adequate and separate books and records for each Property or Project, as appropriate or as directed by Owner, the entries to which shall be supported by sufficient documentation to ascertain that said entries are properly and accurately recorded as to each Property. Such books and records shall be maintained by manager at Manager's address stated in
Section 14 or at such other location as may be mutually agreed upon in writing. Such books and records shall be the property of Owner. Manager shall ensure such control over accounting and financial transactions as is reasonably required to protect Owner's assets from theft, error or fraudulent activity on the part of Manager's employees or other agents.

         5.2. ACCOUNT CLASSIFICATION. If requested by Owner, Manager shall adopt or use Owner's accounts, classifications or accounting program.

         5.3. FINAL REPORTS. Manager shall furnish monthly reports of all transactions occurring in each calendar month by the tenth (10th) day of the next calendar month. The reports will show all costs and receipts, and other matters pertaining to the development, management, operation, and maintenance of each Property during such month. The reports shall include unit, home or lot sales reports, profit and loss statements, balance sheets, schedules of delinquencies of uncollectible items, and construction status updates.

         5.4. SUPPORTING DOCUMENTATION. As additional support to the monthly financial report, Manager shall provide copies of the following:

              (a) All bank statements, bank deposit slips and bank reconciliations,

              (b) Detailed cash receipts and disbursement records,

              (c) Detailed trail balance (if available),

              (d) General ledger listing (Owner may periodically request copies of all invoices paid during a specific period),

              (e) All invoices for capital expenditures and non-recurring items,


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              (f) Summaries of adjusting journal entries,

              (g) Summaries of home, unit, lot or other sales closed and in escrow, and

              (h) Supporting documentation for payroll, payroll taxes and employee benefits.

         5.5. ACCOUNTS. Manager shall comply with all material agreements to which Owner is a party with respect to the establishment and maintenance of all accounts and funds relating to the Properties. The schedule for the transfer of funds and the balance permitted to remain in each Operating Account (defined below) may be changed from time to time by written instructions from the Owner. If separate bank accounts are maintained for each Property, Owner shall issue separate instructions for the transfer of funds for each account for a Property.

         Checks or remittances due Owner should be delivered to Owner, independent of required financial reports, in the most expeditious manner possible as directed by Owner. At the option of the Owner, any remittance to Owner shall be the net of the Manager's fee. In any event, checks or payment for the Management Fee shall be delivered, no earlier than the fifteenth (15th) of the calendar month and no later than the twenty-fifth (25th) of each calendar month.

         5.6. ACCOUNTING PRINCIPLES. All financial statements and reports required by Owner will be prepared in accordance with generally accepted accounting principles with the exception that, unless Owner specifies otherwise, the statements will be prepared on a cash basis.

                       ARTICLE 6. OWNER'S RIGHT TO AUDIT

         6.1. RIGHT TO CONDUCT AUDIT. Owner reserves the right for Owner's employees, or others appointed by Owner, to conduct examinations, without notification, of the books and records maintained for Owner by Manager no matter where the books and records are located. Owner also reserves the right to perform any and all additional audit tests relating to Manager's activities either at the Property or at any office of Manager provided such audit tests are related to those activities performed by Manager for Owner.

         6.2. DISCREPANCY CORRECTION. If, during the course of any audit, Owner or its employees or appointees discover weaknesses in internal control or errors in record keeping, Manager shall correct such discrepancies either upon delivery or within a reasonable period of time. Manager shall inform Owner of the action taken to correct such audit discrepancies.

         6.3. AUDIT COSTS. Any and all audits conducted, whether by Owner or its employees or appointees, will be at the sole expense of Owner, unless such audit shall disclose a discrepancy of greater than five percent (5%) or a breach by Manager of any of its obligation under this Agreement in any material respect, in which case such audit shall be at Manager's expense.


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                            ARTICLE 7. BANK ACCOUNTS

         Manager shall deposit all sales proceeds, rents and other funds collected from the operation of each Property or Project, in a bank approved by Owner (each an "Operating Account"), as designated by Owner from time to time. Out of each account, Manager shall pay the operating expenses of the respective Property and any other payments relative to the Property as required by the terms of this Agreement. If more than one account is required to operate a Property, each account must have a unique name.

                                   ARTICLE 8.

         8.1. NON-REIMBURSABLE COSTS. The following expenses or costs incurred by or on behalf of Manager in connection with the management and leasing of any particular Property shall be at the sole cost and expense of Manager and shall not be reimbursed by Owner:

              (a) General accounting and reporting services which are considered to be within the reasonable scope of Manager's responsibility to Owner.

              (b) Political or charitable contributions, except that certain charitable contributions may be made after prior consent by Owner.

              (c) Cost attributable to losses arising from gross negligence, willful misconduct or fraud on the part of Manager, or Manager's associates, agents, affiliates or employees.

              (d) Training expenses.

              (e) Employment fees unless specifically approved by Owner.

              (f) Costs or advances made to employees and costs of travel by Manager's employees or agents to and from each Property.

              (g) Cost of fidelity bonds purchased by Manager for its own account.

         8.2. SEGREGATION OF ACCOUNTS. Manager shall segregate the income and expenses of each Property so that cash and gross income from each Property as set forth in SCHEDULE B or will be applied only to the bills and charges from that Property.

                          ARTICLE 9. SALE OF PROPERTY

         9.1. MANAGER MARKETING. Manager shall be entitled to market and receive a commission or other compensation upon the sale of any Property if authorized under the Business Plan or Approved Budget or if authorized under SCHEDULE B attached hereto.

         9.2. COOPERATION WITH OUTSIDE SALES BROKER. If Owner executes a listing agreement with a broker (other than Manager) for sale of any of the Properties, Manager


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shall cooperate with such broker to the end that the respective activities of
Manager and broker may be carried on without interference with tenants and occupants. Manager will the broker to exhibit any particular Property during reasonable business hours provided the broker has secured the Manager's permission in advance. Any Owner's instruction that Manager shall pay brokerage commissions to a listing or other broker that Owner hires shall not reduce or impair the Management Fees due Manager hereunder.

                            ARTICLE 10. COOPERATION

         If any claims, demands, suits or other legal proceedings be made or instituted by any person against Owner or the record title holder of any Property which arise out of any of the matters relating to this Agreement, Manager shall give Owner all pertinent information and reasonable assistance in the defense or other disposition thereof.

                            ARTICLE 11. TERMINATION

         11.1. TERMINATION FOR CAUSE ON 90-DAY NOTICE. In addition to the provisions of Section 1.2, either party may terminate this Agreement for cause by giving the other party at least ninety (90) days notice in writing specifying the cause therefore.

         11.2. IMMEDIATE TERMINATION WITH NOTICE. In addition to the provisions of Section 13.1, if Manager's continued performance immediately and irreparably endangers or threatens the value of the Properties or Owner's rights and interests therein, Owner may immediately terminate this Agreement immediately upon written notice to that effect on the Manager. In such case, if Manager is entitled to any Management Fees pursuant to Article 12 or other compensation.

         11.3. TERMINATION WITHOUT NOTICE. Owner may immediately terminate this Agreement upon written notice to Manager, upon the occurrence of (a) the dissolution or termination of the corporate existence of Manager by merger, consolidation or otherwise; (b) the termination or suspension of Manager's real estate brokerage license or general contractor's license, if such licenses are required as conditions to developing and managing any Properties; or (c) the cessation on Manager's part to continue to do business.

         11.4. FINAL ACCOUNTING. Upon termination of this Agreement for any reason or upon termination as to any Property for any reason, Manager shall deliver to Owner upon Owner's written request the following items with respect to each Property or with respect to the Property so terminated, as the case may be:

              (a) A final accounting, reflecting the balance of income and expenses on each such Property as of the date of termination to be delivered within thirty (30) days after such termination.

              (b) Any balance or monies belonging to Owner, or security deposits, or other funds, held by Manager with respect to each Property.

              (c) All original records, reports, contracts, leases, plans, specifications, receipts for deposits, unpaid bills and other papers or documents which pertain to each


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Property, for which, upon such termination, Owner will assume responsibility for payment of all approved or authorized unpaid bills.

              (d) All materials and supplies, keys, contracts and documents, and such other accounting, papers and records pertaining to this Agreement as Owner shall request.

              (e) Confirmation of the assignment to Owner of any and all rights Manager may have in and to any existing contracts, licenses, permits, project names and trademarks relating to the operation and maintenance of the Property as Owner shall require.

                       ARTICLE 12. ASSIGNMENT; APPROVALS

         12.1. NO ASSIGNMENT. This Agreement and all rights and obligations hereunder, shall not be assignable by either party hereto (except as may be required by a surety company in a matter of subrogation); provided, however, that Owner may assign this Agreement to any lender who has made loan secured by a Property.

         12.2. CONSENT AND APPROVALS. Owner's consents or approvals may be given only by authorized representative of Owner from time to time designated by Owner.

                           ARTICLE 13. MISCELLANEOUS

         13.1. PRONOUNS. The pronouns used in the Agreement referring to Manager shall be understood and construed to apply whether Manager be an individual, co-partnership, corporation or an individual or individuals doing business under a firm or trade name.

         13.2. AMENDMENTS. Except as otherwise herein provided, any and all amendments, additions or deletions to this Agreements shall be null and void unless approved by Owner and Manager in writing.

         13.3. HEADINGS. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

         13.4. REPRESENTATIONS. Manager represents and warrants that it will at all times relevant be fully qualified and licensed, to the extent required by law, to develop and construct real property improvements and to manage real estate and perform the obligations assumed by Manager hereunder. Manager agrees to comply with all such laws now or hereafter in effect.

         13.5. INDEMNIFICATION BY OWNER. Owner shall indemnify, defend and hold Manager harmless from any claim relating to toxic contamination of any Property or any hazardous substances thereon or therein or any construction or other defect, whether patent or latent, on any Property or in any improvements located on any Property.

         13.6. COMPLETE AGREEMENT. This Agreement and the Schedules attached hereto and made a part hereof, supersede and take place of any and all previous written or oral agreements entered into between the parties hereto relating to the Properties covered by this Agreement.


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

         13.7. OWNER'S SOLE DISCRETION. Whenever the Owner is entitled under this Agreement to make a decision or determination in its "sole discretion," it shall mean that the Owner shall be entitled to make such decision or determination in its absolute and unfettered discretion, which may be exercised at any time, for any reason or for no reason, and either with cause or without cause.

         13.8. GOVERNING LAW. The laws of the State of California shall govern the validity, enforcement, and interpretation of this Agreement.

         13.9. COUNTERPART EXECUTION. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

         13.10. ATTORNEYS' FEES. If it shall be necessary for either Owner or Manager to employ an attorney to enforce or defend its rights under this Agreement, the non-prevailing party shall reimburse the prevailing party for its actual reasonable attorneys' fees and costs of suit.

         13.11. TIME OF THE ESSENCE. Time is of the essence of this Agreement and of the obligations of the parties hereunder.

         13.12. IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                          MANAGER:

                                          WILLIAM LYON HOMES, INC.,
                                          a California corporation


                                          By: /s/ NANCY M. HARLAN
                                              ----------------------------------
                                               Nancy M. Harlan
                                          Its: Senior Vice President


                                          By: /s/ W. DOUGLASS HARRIS
                                              ----------------------------------
                                                  W. Douglass Harris
                                          Its:  Vice President


                                          OWNER:

                                          CORPORATE ENTERPRISE, INC.,
                                          a California corporation


                                          By: /s/ RICHARD S. ROBINSON
                                              ----------------------------------
                                                  Richard S. Robinson
                                          Its: Senior Vice President

                                          By: /s/ MICHAEL D. GRUBBS
                                              ----------------------------------
                                                  Michael D. Grubbs
                                          Its: Vice President


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

                                   SCHEDULE A


I. For Placentia #117, L.P. and Lyon Lakeside #119, L.P., Corporate Enterprises, Inc. will receive G&A fees paid by partnership until November 30, 1999.

    William Lyon Homes, Inc. to receive G&A fees paid by partnership after November 30, 1999.

II. Manager shall be entitled to payment for amounts spent in connection with materials and all fully-burdened labor used by it in connection with the following:

          a. Corporate Enterprises, Inc. bond exonerations

          b. Entitlement work for TTM 23187 located in Murrietta, California

          c. Books and records for Corporate Enterprises, Inc.

          d. Risk Management for Corporate Enterprises, Inc.

          e. Entitlement work for Stonebridge project in Lathrop, CA


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